FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Terry Becker 781-830-3401 tbecker@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Reports Sales for Its Third Fiscal Quarter Ending June 30, 2006

CANTON, MA, July 6, 2006 — Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) today announced sales results for its third fiscal quarter ended June 30, 2006.

Comparable store sales increased 2.4% to $147 million from $143 million in the same quarter a year ago. Total revenue from continuing operations decreased 4% to $159 million compared to $167 million last year. There were 153 stores in operation this quarter. The same quarter last year began with 171 stores and ended with 160 stores.

“We are pleased that the third fiscal quarter of ’06 marked our fourth consecutive quarter of comp store sales growth,” said Tweeter’s President and CEO, Joe McGuire.  “June was fueled by the supply of flat panel televisions and produced the strongest month of the quarter for us.  Flat panel sales continue to drive our business, as the category increased 17% despite the average sale price dropping 10%.”

McGuire continued, “We are also encouraged at the evolution of our service-based business model.  Our in-home installation business continues to grow double digit percentages as it grew 18% compared to the same period last year and was 7.4% of our revenues.”

McGuire added, “For the June quarter, inventory was down approximately $9 million and debt was down $6 million from the March 2006 quarter.  Both were down compared to the same period last year.”

The Company plans to release earnings for the quarter on Thursday, July 27, 2006 at 8:00 AM EDT. A conference call to discuss the release will be held at 10:30 AM EDT that same day. The press release will be available for viewing or download at the Company’s investor relations website, www.twtr.com, after 8:00 AM EDT on Thursday, July 27, 2006. A live webcast of the call will be available. To access the webcast, log on at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session. The conference call will be available for playback until Thursday, August 4, 2006 at 11:59 PM EDT. The call can also be downloaded as an MP3 file from the Company’s investor relations website as of 12:00 PM EDT on Friday, July 28, 2006.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions.

The Company’s fiscal 2005 revenues were $795 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. The company operates 153 stores under the Tweeter, hifi buys, Sound Advice, and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, the Southeast (including Florida), Texas, Chicago, Southern California, Phoenix and Las Vegas.

Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words “expect,” “anticipate,” “believe,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 29, 2005 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.